Exhibit 10.27

AGREEMENT OF SUBLEASE

AGREEMENT OF SUBLEASE, dated as of the                day of May, 2005, by and between Wilmer Cutler Pickering Hale and Dorr LLP, a Delaware limited liability partnership, successor by merger to Hale and Dorr LLP ("Sublessor"), and Greenhill & Co., Inc., a Delaware corporation ("Sublessee").

Basic Sublease Definitions

NAME OF SUBLESSOR:	Wilmer Cutler Pickering Hale and Dorr LLP

STATE OF FORMATION:	Delaware

SUBLESSOR'S ADDRESS FOR NOTICES:	60 State Street Boston, Massachusetts 02109 Attention: Managing Partner

PAYMENT OF RENT ADDRESS:	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Attention: Managing Partner

NAME OF SUBLESSEE:	Greenhill & Co., Inc.

STATE OF FORMATION:	Delaware

SUBLESSEE'S ADDRESS(ES)

(A) Prior to Commencement Date:	300 Park Avenue 23rd Floor New York, New York 10022

(B) After Commencement Date:	300 Park Avenue 23rd Floor New York, New York 10022

Attn: Hal J. Rodriguez, Jr., Managing Director of Operations

UNDERLYING LANDLORD:	TST 300 Park, L.P.

UNDERLYING LEASE AND AMENDMENTS:	Lease dated January 25, 2000

EXCLUDED PROVISIONS:	Section 2.2(b), Section 2.4, Section 3.4, Article 4, Section 5.9, Section 7.5(c), Section 9.1(c), Section 10.6, Article 15, Section 18.1(g), Article 27, Article 29, Section 31.1, Article 34, Article 35, Section 36.9, Section 36.18, Article 37, Article 39, Article 40, Exhibit C, Exhibit D, Exhibit I and Exhibit J.

BUILDING:	300 Park Avenue New York, New York

DEMISED PREMISES:	A portion of the Building consisting of the entire 21st and 22nd floors of the Building, as more particularly described in the Underlying Lease.

SUBLET PREMISES:	A portion of the Building consisting of the entire 22nd floor of the Building.

AGREED AREA OF SUBLET PREMISES:	18,614 rentable square feet, as mutually agreed by Sublessor and Sublessee for purposes of this Sublease, without any representation by Sublessor whatsoever as to the actual square feet contained in the Sublet Premises or the Building or any portions thereof.

COMMENCEMENT DATE:	The date which is the later to occur of (a) the date on which this Sublease has been executed and delivered by both parties and Underlying Landlord's consent has been obtained and (b) the date on which Sublessor delivers possession of the Sublet Premises to Sublessee.

RENT COMMENCEMENT DATE:	The Commencement Date

EXPIRATION DATE:	August 30, 2010

TERM:	The period commencing on the Commencement Date and ending on the Expiration Date.

PERMITTED USES:	As and to the extent set forth in the Underlying Lease.

FIXED RENT:	Commencing on the Rent Commencement Date and continuing through the Expiration Date, at the rate of One Million One Hundred Forty Thousand One Hundred Seven and 50/100 Dollars ($1,140,107.50) per annum, payable in equal monthly installments of Ninety-Five Thousand Eight and 96/100 Dollars ($95,008.96); provided however, that Sublessee's first six (6) payments of Fixed Rent for complete (non-partial) calendar months shall be in the reduced amount of Ninety Thousand Eight and 96/100 Dollars ($90,008.96).

ELECTRICITY ADDITIONAL RENT:	Sublessee shall pay as Electricity Additional Rent Sublessee's Proportionate Share of the Electrical Inclusion Factor set forth in Article 16 of the Underlying Lease, which amount is currently estimated to be Three Thousand Eight Hundred Seventy-Seven and 42/100 Dollars ($3,877.42) per month according to the Underlying Lease, subject to adjustment pursuant to said Article 16 thereof, and Section 2(c) hereof.

ADDITIONAL RENT:	All sums other than Fixed Rent payable by Sublessee to Sublessor under this Sublease, including, without limitation, Sublessee's Proportionate Share of Taxes and Operating Expenses under Article 8 of the Underlying Lease, and late charges, overtime or excess service charges, interest and other costs related to Sublessee's failure to perform any of its obligations under this Sublease. Upon request, Sublessee shall pay as Additional Rent the cost of Overtime Freight Elevator services to the extent Sublessee actually uses such services, in accordance with Article 11 of the Underlying Lease. Sublessee shall also pay as Additional Rent Three Hundred and 00/100 Dollars ($300.00) per hour for the first two hundred forty-five (245) hours of Overtime HVAC services under Article 11 of the Underlying Lease regardless of whether or not Sublessee actually uses such HVAC services, and Three Hundred Fifty and 00/100 Dollars ($350.00) per hour for each hour of Overtime HVAC services attributable to the Sublet Premises (as measured by a separate meter) in excess of the first two hundred forty-five (245) hours to the extent Sublessee actually uses such HVAC services, subject to adjustment pursuant to Section 2(c) hereof.

SUBLESSEE'S PROPORTIONATE SHARE:	Sublessee's Proportionate Share shall be calculated by dividing the rentable area of the Sublet Premises by the rentable area of the Demised Premises. Initially, Sublessee's Proportionate Share is forty-nine percent (49%). In the event the rentable area of the Sublet Premises or of the Demised Premises shall be changed during the Term, then Sublessee's Proportionate Share shall be recalculated accordingly.

SECURITY DEPOSIT:	Unconditional and irrevocable standby Letter of Credit in the amount of Four Hundred Seventy-Five Thousand Forty-Four and 00/80 Dollars ($475,044.80), as more particularly described in Section 22.

BROKER:	Byrnam Wood, LLC and CB Richard Ellis, Inc.

BASE TAX YEAR:	The Tax Year commencing on July 1, 2004 and ending on June 30, 2005

BASE EXPENSE YEAR:	Calendar year 2005

All capitalized terms used in the text of this Sublease without definition are defined above.

W I T N E S S E T H:

WHEREAS, Sublessor is the tenant of the Demised Premises in the Building, and Sublessee is desirous of subletting a portion of the Demised Premises as shown hatched on the floor plan annexed hereto as Exhibit A (the "Sublet Premises") from Sublessor upon the terms and conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the rental payments to be made hereunder by Sublessee to Sublessor and the mutual terms, covenants, conditions, provisions and agreements hereinafter set forth, Sublessor does hereby sublet to Sublessee and Sublessee does hereby take and hire from Sublessor, the Sublet Premises.

This Sublease shall be expressly subject and subordinate to all of the terms, covenants, conditions, provisions and agreements contained in the Underlying Lease. A true copy of the Underlying Lease, with certain of the Excluded Provisions deleted or redacted, has been delivered to, and reviewed by, Sublessee and is annexed hereto and made a part hereof as Exhibit B. The provisions of the Underlying Lease are specifically incorporated herein by reference, except such terms, covenants, conditions, provisions and agreements as are specifically inconsistent with the terms hereof or are set forth in this Sublease in the Basic Sublease Provisions (the "Excluded Provisions") and except that all references therein to "Landlord" shall mean Sublessor, all references therein to "Tenant" shall mean Sublessee, all references to "Demised/Leased Premises" shall mean Sublet Premises, and all references to "this Lease" shall mean this Sublease. If any provisions of this Sublease shall conflict with any provision of the Underlying Lease, then, as between Sublessor and Sublessee the provisions of this Sublease shall control; provided, however, that if such construction of terms would cause Sublessor to be in default under the terms of the Underlying Lease, then such inconsistency shall be resolved in favor of the Underlying Lease.

Subject to the terms of this Sublease, Sublessor leases to Sublessee and Sublessee leases from Sublessor, the Sublet Premises for the Term.

Fixed Rent.

Sublessee shall pay to Sublessor, at the Payment of Rent Address, during the Term, Fixed Rent in equal monthly installments, commencing on the Rent Commencement Date and thereafter on the first day of each and every calendar month during the Term. The Fixed Rent for any month of the term of this Sublease which does not begin or end on the first or last day of a calendar month shall be prorated on a daily basis in accordance with the Fixed Rent due for the calendar month. All Fixed Rent, Additional Rent and other sums and charges due to Sublessor under this Sublease shall be paid by Sublessee at the Payment of Rent Address set forth above, or at such other place as Sublessor may designate, without any notice, setoff or deduction whatsoever. Sublessee's obligation to make such payments shall survive the Expiration Date or sooner termination of this Sublease.

All other costs and expenses which Sublessee assumes or agrees to pay pursuant to this Sublease shall be deemed Additional Rent and, in the event of non-payment, Sublessor shall have all the rights and remedies provided for in case of non-payment of Fixed Rent (or its equivalent term) in the Underlying Lease. If Sublessee shall fail to duly and timely pay any installment of Fixed Rent or Additional Rent, Sublessee shall also pay to Sublessor a late charge(s) and interest charges due and payable from Sublessor to Underlying Landlord pursuant to Section 2.3 of the Underlying Lease, such late charge to be payable as Additional Rent hereunder. The payment of such late charge shall be in addition to all other rights and remedies available to Sublessor in the case of non-payment of Fixed Rent.

In the event Sublessor incurs any costs or expenses which are directly attributable to services or utilities furnished to the Sublet Premises or repairs made in the Sublet Premises, such costs and expenses shall be deemed Additional Rent under this Sublease, and Sublessee shall pay Sublessor or the applicable provider, as the case may be, the full amount of such costs and expenses within five (5) days after receipt of the applicable invoices.

Electricity Additional Rent.

Sublessee shall pay to Sublessor, as Additional Rent, those payments designated as Electricity Additional Rent in the Basic Sublease Provisions above, which are applicable to the term of this Sublease. Such charges shall be paid within five (5) days of each of Sublessor's billings therefor.

Sublessor shall not be liable in any way to Sublessee for any failure or defect in supply or character of electric current furnished to the Sublet Premises. Sublessee covenants and agrees that, at all times, neither its connected nor its demand electrical load will violate the Underlying Lease. Any sums due and payable to Sublessor under this paragraph shall be deemed to be, and collectible as, Additional Rent.

Notwithstanding anything to the contrary herein, Sublessor hereby consents and agrees that Sublessee may attempt to directly renegotiate the terms and conditions of the Underlying Lease relating to the how the occupant of the Subleased Premises obtains, meters and/or pays for electricity and HVAC services to the Subleased Premises. Sublessor and Sublessee hereby acknowledge, consent and agree that in the event Sublessee and Underlying Landlord agree to another method of obtaining, metering and/or paying for electricity and HVAC services to the Subleased Premises, then provided there is no increased cost or burden to Sublessor, such methodology shall be used with respect to the Subleased Premises, without additional documentation required.

In the event Underlying Landlord and/or Sublessee determine it is in the best interest of the parties to amend the Underlying Lease and/or this Sublease to reflect the new terms relating to electricity and HVAC services, then Sublessor shall reasonably cooperate with Underlying Landlord and/or Sublessee, at no expense to Underlying Landlord or Sublessee, to execute such amendments so long as the requested amendments do not increase Sublessor's liability or obligations under the Underlying Lease, or the liabilities or obligation of Sublessor or Goldentree Asset Management L.P. under the sublease between those parties.

Additional Rent.

Sublessee shall pay to Sublessor, as additional rent, those payments designated as Additional Rent in the Basic Sublease Provisions above, which are applicable to the term of this Sublease. The Additional Rent payable by Sublessee shall be paid to Sublessor in the manner and five (5) days before each such date as Sublessor shall be required to pay its corresponding share of such Additional Rent pursuant to the Underlying Lease, provided that Sublessee shall have been billed therefor at least ten (10) days prior to such due date, and which bill shall be accompanied by a copy of Underlying Landlord's bill and other material furnished to Sublessor in connection therewith. Payments for the last year of the term shall be equitably prorated. If Sublessor shall receive a credit or a refund of any such Additional Rent from Underlying Landlord pursuant to the terms of the Underlying Lease, pertaining to Sublessee's obligations hereunder, Sublessor shall within a reasonable period of time after its receipt thereof, refund to Sublessee the portion thereof, if any, constituting Additional Rent which shall have been paid by Sublessee hereunder.

Compliance with Underlying Lease.

Sublessee covenants and agrees to observe and perform all of the terms, covenants, conditions, provisions and agreements to be performed by Sublessor, as tenant pursuant to the Underlying Lease, except for any Excluded Provisions, and further covenants and agrees not to do or suffer or permit anything to be done which would result in a default under or cause the Underlying Lease to be terminated. Notwithstanding the foregoing, all grace periods specified in the Underlying Lease shall, for purposes of determining compliance by Sublessee with the provisions hereof, be each reduced by five (5) days.

Non-Liability, Indemnity.

Sublessee shall and hereby does indemnify, defend and hold Sublessor harmless from and against any and all actions, claims, demands, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees and disbursements) asserted against, imposed upon or incurred by Sublessor by reason of (a) any violation caused, suffered or permitted by Sublessee, its agents, contractors, servants, licensees, employees or invitees, of any of the terms, covenants, conditions, provisions or agreements of the Underlying Lease; (b) any damage or injury to persons or property occurring upon or in connection with the use or occupancy of the Sublet Premises; (c) the use or maintenance of the Sublet Premises or any business therein or any work or thing whatsoever done, or any condition created in or about the Sublet Premises during the term (or any time prior to the Commencement Date that Sublessee may have been given access to the Sublet Premises); (d) any negligent or otherwise wrongful act or omission of Sublessee or any of its agents, contractors, servants, licensees, employees or invitees; (e) any failure of Sublessee to perform or comply with all of the provisions of this Sublease hereof that are applicable to Sublessee; and (f) any obligation Sublessor may have to indemnify Underlying Landlord under the Underlying Lease, to the extent related to the Sublet Premises and during the Term. Neither Sublessor nor any agent, contractor, servant, licensee, employee or invitee of Sublessor shall be liable to Sublessee for any death of or injury or damage to Sublessee or any other person or for any damage to or loss (by theft or otherwise) of any property of Sublessee or any other person, except to the extent caused by or due to the willful acts or gross negligence of Sublessor, or its agents, contractors, servants, licensees or employees. In case any action or proceeding be brought against Sublessor or any agent, contractor, servant, licensee, employee or invitee of Sublessor by reason of any of the foregoing, Sublessee, upon notice from Sublessor, shall defend such action or proceeding by counsel chosen by Sublessee, who shall be reasonably satisfactory to Sublessor. Sublessee or its counsel shall keep Sublessor fully apprised at all times of the status of such defense and shall not settle same without the written consent of Sublessor, not to be unreasonably withheld, delayed or conditioned.

Name of Building.

So long as Colgate-Palmolive Company (or any of its subsidiaries, affiliates or parents) shall be a tenant in the Building, Sublessee covenants and agrees that it will not use the name "Colgate-Palmolive Building" or any simulation or abbreviation thereof, as its address, either on stationery, by listing in the telephone book or other printed matter, publication, picture or rendering or in advertising matter of any sort, unless such use is approved, in writing, by Colgate, Underlying Landlord and Sublessor. Sublessee covenants that any sub-sublease of any part of the Sublet Premises shall contain a similar restriction binding any future tenants.

Performance by Underlying Landlord.

Sublessor does not assume any obligation to perform the terms, covenants, conditions, provisions and agreements contained in the Underlying Lease on the part of Underlying Landlord to be performed, including, without limitation, Underlying Landlord's obligations pursuant to Section 9.1(c) thereof. The representations of Underlying Landlord are not the representations of Sublessor. In the event Underlying Landlord shall fail to perform any of the terms, covenants, conditions, provisions and agreements contained in the Underlying Lease on its part to be performed, Sublessor shall be under no obligation or liability whatsoever to Sublessee. Sublessor shall cooperate with Sublessee, at no cost to Sublessor, in seeking to obtain the performance of Underlying Landlord under the Underlying Lease. Sublessee shall not be allowed any abatement or diminution of Fixed Rent or Additional Rent under this Sublease because of Underlying Landlord's failure to perform any of its obligations under the Underlying Lease. Notwithstanding the foregoing, in the event that Sublessor receives an abatement or diminution of Fixed Rent or Additional Rent from Underlying Landlord that relates to the Sublet Premises, Sublessee shall be entitled to an equivalent or proportionate abatement or diminution of Fixed Rent or Additional Rent.

Maintenance Obligations.

Sublessee shall assume the responsibility for and pay for all maintenance, repairs and replacements to the Sublet Premises during the Term of this Sublease, to the extent Sublessor is obligated to perform the same to the Sublet Premises in the Underlying Lease, and subject to and in accordance with the services and repairs, if any, which Underlying Landlord may be obligated to provide and to make in the Underlying Lease.

Alterations.

Sublessee shall not make any changes, alterations, additions or improvements to the Sublet Premises without first obtaining the written consent of the Underlying Landlord and Sublessor; provided, however, that Sublessor's consent shall not be required if the written consent of the Underlying Landlord is first obtained, and Sublessee assumes all responsibility for restoration relating to any such changes, alterations, additions or improvements, as set forth below. If Sublessee's alterations are permitted or consented to as aforesaid, Sublessee shall comply with all of the covenants of Sublessor contained in the Underlying Lease pertaining to the performance of such alterations. In addition, Sublessee hereby expressly assumes all responsibility for any and all removal or restoration obligations in connection with Sublessee's alterations, and Sublessee agrees to indemnify, defend and hold Sublessor harmless from any and all loss, cost, and expense (including, without limitation, reasonable attorneys' fees) incurred by Sublessor and arising out of the performance of Sublessee's alterations. Simultaneously with the submission of any documents to the Underlying Landlord relating to alterations to the Sublet Premises, Sublessee shall send copies of all such documents to Sublessor. Sublessee shall pay all costs and expenses relating to any changes, alterations, additions or improvements and shall cause same to be completed in accordance with law and the terms, covenants, conditions, provisions and agreements of the Underlying Lease. Sublessee hereby agrees to indemnify, defend and hold Sublessor harmless from any and all loss, cost and expense (including, without limitation, reasonable attorneys fees) incurred by Sublessor as a result of Sublessee's failure to comply with the aforesaid terms, covenants, conditions, provisions or agreements. In the event that any of Sublessee's alterations result in the Underlying Landlord charging an administrative fee pursuant to Section 5.6 of the Underlying Lease, Sublessee shall pay the full amount of such fee to Sublessor within ten (10) days of receiving written notice of same.

Initial Condition of Sublet Premises.

Sublessee represents that it has inspected the Sublet Premises and agrees to take the same vacant, broom clean, and otherwise in its present "AS-IS" condition, and Sublessee acknowledges that no representations with respect to the condition thereof have been made by Sublessor or anyone on Sublessor's behalf. Any work required by Sublessee to prepare the Sublet Premises for its occupancy shall be made and paid for by Sublessee and shall be subject to all of the terms, covenants, conditions, provisions and agreements set forth in the Underlying Lease. All furniture and personal property and equipment currently in the Sublet Premises, if any, shall have been removed by Sublessor prior to the Commencement Date.

Assignment and Subletting.

Sublessee shall not assign this Sublease or sublet the Sublet Premises or any portion thereof, permit the occupancy of any portion of the Sublet Premises by any person, persons or entity other than Sublessee or a wholly owned affiliate or subsidiary of Sublessee, or otherwise transfer, mortgage or encumber this Sublease, the Sublet Premises or any part thereof, or permit the use thereof without first complying with the provisions of the Underlying Lease and obtaining Sublessor's consent thereto, which consent may be granted or withheld in Sublessor's sole discretion, provided, however, that if Underlying Landlord grants its consent to the proposed transaction, then Sublessor shall be deemed to have granted its consent to the proposed transaction. Except with respect to (a) publicly-traded shares of Sublessee, (b) secondary sales of shares of Sublessee to the public market, and (c) an issuance by Sublessee of common stock, any transfer of more than twenty-five percent (25%) of the common stock, partnership interests or membership interests, as the case may be, of Sublessee shall be deemed an assignment requiring Sublessor's consent thereto. Copies of all documentation required by the Underlying Lease to be delivered in connection with any such assignment or subletting shall be delivered by Sublessee simultaneously to Underlying Landlord and Sublessor, together with Sublessee's request for consent. Sublessee shall, upon demand, pay for all reasonable expenses incurred by Sublessor in connection with any request for consent to an assignment or sublease, including, without limitation, reasonable attorneys' fees and any costs required to be paid by Sublessor to the Underlying Landlord under the Underlying Lease. No Sublessor consent to an assignment of this Sublease or a sublease of all or a portion of the demised premises shall be deemed to be a release of Sublessee from the performance of Sublessee's covenants hereunder, and in all such cases Sublessee shall remain fully liable for its obligations under this Sublease. If Underlying Landlord and Sublessor shall give their consent to any assignment of this Sublease or any sub-sublease, Sublessee shall, in consideration therefor, pay to Sublessor, as Additional Rent:

In the case of an assignment, any and all sums and other consideration paid to Sublessee by the assignee for or by reason of such assignment, after deduction of the unamortized cost of the build-out work and improvements made by Sublessee to the Subleased Premises, the commercially reasonable and customary costs incurred by Sublessee in effectuating such assignment, amortized over the remaining Term of this Sublease, including reasonable attorneys' fees, advertising costs, rent concessions, construction costs and brokerage commissions, all of which as evidenced by bills, receipts or other evidence of such costs reasonably satisfactory to Sublessor (collectively, "Expenses").

In the case of a sub-sublease, any and all rents, additional rents or other consideration payable under the sub-sublease or otherwise to Sublessee by the sub-subtenant which are in excess of the fixed annual rent and additional rent accruing during the term of this Sublease in respect of the sub-subleased space (at the rate per square foot payable by Sublessee hereunder) pursuant to the terms hereof, after deduction of Expenses incurred by Sublessee in connection with such sub-sublease, amortized over the term of the sub-sublease.

The sums payable under subparagraphs (i) and (ii) hereof shall be paid to Sublessor as and when received by Sublessee.

If this Sublease be assigned, or if the Sublet Premises or any portion thereof be underlet or occupied by anybody other than Sublessee, Sublessor may, after default by Sublessee, collect rent from the assignee, undertenant or occupant, and apply the net amount collected to the rent herein reserved, but no such assignment, underletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, undertenant or occupant as tenant, or a release of Sublessee from the further performance by

Sublessee of the covenants on the part of Sublessee herein contained, and Sublessee shall be and remain liable under all of the terms, covenants, conditions, provisions and agreements hereof.

Insurance.

Sublessee shall procure and maintain, at its own cost and expense, such liability insurance as is required to be carried by Sublessor pursuant to the Underlying Lease, naming Sublessor, as well as Underlying Landlord, in the manner required therein, and such property insurance as is required to be carried by Sublessor pursuant to the Underlying Lease to the extent such property insurance pertains to the Sublet Premises, including, without limitation, coverage of replacement value of any and all existing leasehold improvements, regardless of whether such improvements were or are installed by Underlying Landlord, Sublessor or Sublessee and which replacement value coverage shall, as of the Commencement Date, be in the amount required pursuant to the Underlying Lease. Sublessee shall furnish Sublessor a certificate of Sublessee's insurance confirming that all such insurance is in effect at or before the Commencement Date and, on request, at reasonable intervals thereafter. Each party shall attempt to obtain from its insurance carrier a waiver of its right of subrogation and each party hereby waives claims against the other for property damage provided such waiver shall not invalidate the waiving party's property insurance. Sublessee hereby waives claims against Underlying Landlord and Sublessor for property damage to the Sublet Premises or its contents if and to the extent Sublessor waives such claims against Underlying Landlord pursuant to the Underlying Lease. Sublessee agrees to obtain, for the benefit of Underlying Landlord and Sublessor, such waivers of subrogation rights from its insurer as are required of Sublessor pursuant to the Underlying Lease.

Default.

Sublessee Default.    In the event Sublessee defaults in the performance of any of the terms, covenants, conditions, provisions and agreements of this Sublease or of the Underlying Lease, after the expiration of all applicable notice and cure periods, Sublessor shall be entitled to exercise any and all of the rights and remedies to which it is entitled by law and also any and all of the rights and remedies specifically provided to or for the benefit of Underlying Landlord in the Underlying Lease, which rights and remedies are hereby incorporated herein and made a part hereof with the same force and effect as if herein specifically set forth in full, and that wherever in the Underlying Lease rights and remedies are given to Underlying Landlord, the same shall be deemed to apply to Sublessor hereunder.

Sublessor Default.    In the event Sublessor defaults, due to no fault of Sublessee, in the performance of any of the terms, covenants, conditions, provisions and agreements of this Sublease or of the Underlying Lease, Sublessor covenants and agrees to indemnify Sublessee against and hold Sublesee harmless from any and all liability , loss, damage, suit, penalty, claim and demand of every kind and nature (including , without limitation, reasonable attorneys' fees) arising out of, by reason of, or resulting from Sublessor's failure to perform or observe and of the terms and conditions of this Sublease or of the Underlying Lease. If Sublessee is not in monetary default hereunder, and Sublessor fails to pay any Rent, Additional Rent or other charges due to Underlying Landlord under the Underlying Lease, Sublessee, may, but shall not be required to, pay said amounts to Underlying Landlord and deduct the same from future payments due to Sublessor and additionally may make all future payments due under this Sublease directly to Underlying Landlord.

Sublease Consent.

This Sublease shall become effective only if the written consent hereto of Underlying Landlord is obtained. Sublessee agrees to provide such information in connection with such request as Underlying Landlord shall reasonably request. If the foregoing consent is not obtained within thirty (30) days of the date hereof (the "Outside Date"), then Sublessor or Sublessee may, on or before the date that is ten (10) days after the Outside Date, cancel this Sublease by giving written notice to the other party of its election to cancel. If neither party gives notice to cancel on or before the date that is ten (10) days after the Outside Date, time being of the essence, then neither party shall have any further right to cancel this Sublease pursuant to this paragraph. Upon either party's receipt of a valid notice of cancellation, this Sublease shall be null and void and Sublessor shall return to Sublessee the Security Deposit paid by Sublessee to Sublessor, and thereupon this Sublease shall be null and void and neither party shall have any further obligation to the other except as expressly set forth herein.

In the event that Underlying Landlord shall notify Sublessor that it will not consent to this Sublease, then Sublessor will promptly notify Sublessee of such fact, return to Sublessee the Security Deposit paid by Sublessee to Sublessor, and thereupon this Sublease shall be null and void and neither party shall have any further obligation to the other except as expressly set forth herein.

Attornment.

If the Underlying Lease and Sublessor's leasehold interest in the Demised Premises shall be terminated, other than as a result of a casualty or condemnation or sale in lieu thereof, Sublessee shall, if so requested in writing by Underlying Landlord, attorn to Underlying Landlord and shall, during the term of this Sublease, perform all of the terms, covenants, conditions, provisions and agreements of this Sublease on the part of Sublessee to be performed. In the event of any such attornment, Underlying Landlord shall not be (a) liable for any act or omission or default of any prior sublessor (including, without limitation, Sublessor); (b) subject to any offsets or defenses which Sublessee might have against any prior sublessor (including, without limitation, Sublessor); (c) bound by any Fixed Rent or Additional Rent which Sublessee might have paid for more than the current month to any prior sublessor (including, without limitation, Sublessor); or (d) bound by any amendment or modification of this Sublease made without Underlying Landlord's written consent. The foregoing shall be self-operative without the necessity of the execution of any further instruments, but Sublessee agrees, upon the demand of Underlying Landlord, to execute, acknowledge and deliver any instrument or instruments confirming such attornment.

Notice.

Any notice to be given under this Sublease shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by nationally-recognized overnight courier, to the addresses herein stated above in Basic Sublease Provisions. Each party shall have the right upon ten (10) days' prior written notice, to change, by notice in writing, the address to which such party's notice is to be sent. Any notice to be given by Sublessor may be given by the attorneys for Sublessor. Notices shall be deemed given upon receipt or refusal thereof.

Sublessor shall promptly deliver to Sublessee copies of all notices and other communications which it sends or receives from Underlying Landlord in connection with the Underlying Lease or the Sublet Premises, including without limitation, all notices of default or breach which shall be delivered to Sublessee within three (3) business days of Sublessor's receipt of such notices, but in no event later than two (2) business days before the applicable cure period expires. Sublessor shall also promptly deliver to Sublessee notices received from third parties regarding Sublessor or Sublessee's obligations under the Underlying Lease of this Sublease.

Quiet Enjoyment.

Sublessor covenants that Sublessee, on paying the Fixed Rent and Additional Rent and performing all the terms, covenants, conditions, provisions and agreements hereunder, shall and may peacefully and quietly have, hold and enjoy the Sublet Premises for the term aforesaid, free from any interference or hindrance by Sublessor, but subject to the exceptions, reservations and conditions hereof.

Surrender of Sublet Premises.

On the date upon which the term hereof shall expire and come to an end, whether on the Expiration Date, by lapse of time or otherwise, Sublessee, at Sublessee's sole cost and expense, shall quit and surrender the Sublet Premises and all improvements therein to Sublessor in the same good order and condition as Sublessor is delivering them to Sublessee, subject to the provisions of the Underlying Lease, together with all keys and security cards.

Broker.

Sublessee represents and warrants to Sublessor and Sublessor represents and warrants to Sublessee that the Broker is the only broker with whom each party dealt in relation to this transaction and that neither party has had any dealings, either direct or indirect, with any other real estate agent or broker in connection with this transaction. The breaching party agrees to indemnify, defend and hold the non-breaching party harmless from any loss, liability and expense incurred by the non-breaching party as a result of any claim made against the breaching party, which is based upon a breach of said representation by the breaching party, which indemnification obligation hereunder shall survive the Expiration Date or sooner termination of this Sublease. Sublessor hereby agrees to pay the Broker a commission pursuant to a separate agreement if, as and when due.

Successors and Assigns.

This Sublease shall be binding upon and, except as prohibited by this Sublease or the Underlying Lease, inure to the benefit of the parties hereto and their respective successors and assigns.

No Modifications.

This Sublease may not be modified except by written agreement signed by Sublessor and Sublessee.

Security Deposit.

Sublessee has deposited with Sublessor as the Security Deposit for the faithful performance and observance by Sublessee of the terms, covenants, conditions, provisions and agreements of this Sublease and shall maintain in effect at all times during the term following delivery thereof, an unconditional and irrevocable standby letter of credit, in form and substance satisfactory to Sublessor in the amount of Four Hundred Seventy-Five Thousand Forty-Four and 00/80 Dollars ($475,044.80) issued by a banking corporation (the "Bank") satisfactory to Sublessor and having its principal place of business or its duly licensed branch in New York, New York, at which location the letter of credit may be presented for payment. Such letter of credit shall have an expiration date no earlier than the first anniversary of the date of issuance thereof and shall provide that it shall be automatically renewed from year to year during the Term through the date that is at least sixty (60) days after the Expiration Date, unless terminated by the Bank by notice to Sublessor given not less than forty-five (45) days prior to the then expiration date therefor. It is agreed that in the event Sublessee defaults in respect of any of the terms, covenants, conditions, provisions or agreements of this Sublease, including, but not limited to, the payment of Fixed Rent and additional rent beyond applicable notice and grace period(s), or if the letter of credit is terminated pursuant to the preceding sentence and is not replaced within twenty (20) days prior to its expiration date that (i) Sublessor shall have the right to require the Bank to make payment to Sublessor of as much of the entire proceeds of the letter of credit as shall be reasonably necessary to cure the default, or to make payment of the entire proceeds of the letter of credit if it has not been replaced within said twenty (20) day period, and (ii) Sublessor may apply said sum so paid to it by the Bank to the extent required for the payment of any Fixed Rent or additional rent or any other sum as to which Sublessee is in default or for any sum which Sublessor may expend or may be required to expend by reason of Sublessee's default in respect of any of the terms, covenants, conditions, provisions and agreements of this Sublease beyond any applicable notice and grace period(s), including, but not limited to, any damages or deficiency in the reletting of the Sublet Premises, whether such damages or deficiency accrues before or after summary proceedings or other re-entry by Sublessor, without thereby waiving any other rights or remedies of Sublessor with respect to such default; or, in the case of a draw for failure to replace a letter of credit, hold the proceeds as a cash Security Deposit, with no obligation to segregate such funds or pay any interest thereon to Sublessee. Sublessor agrees to give Sublessee notice if it applies any portion of the proceeds of the letter of credit, which notice may be given after such application. If Sublessor applies any part of the proceeds of the letter of credit, Sublessee, upon demand, shall promptly deposit with Sublessor, the amount so applied or retained so that the Sublessor shall have the full Security Deposit on hand at all times during the term of this Sublease. If Sublessee shall fully and faithfully comply with all of the terms, covenants, conditions, provisions and agreements of this Sublease, any letter of credit, or any remaining portion of any sum collected by Sublessor hereunder from the Bank, together with any other portion or sum held by Sublessor as security, shall be returned to Sublessee after the Expiration Date and after delivery of possession of the entire Sublet Premises to Sublessor in the condition required hereunder. Sublessee shall have the right to substitute one letter of credit for another, provided that, at all times, the letter of credit shall meet the requirements of this paragraph. In the event Sublessee exercises said right of substitution, the letter of credit held by Sublessor prior to said substitution shall be promptly returned to Sublessee. In the event of an assignment by Sublessor of its interest under the Underlying Lease and this Sublease, Sublessor shall have the right to transfer the letter of credit to the assignee, and Sublessee agrees to look solely to the new Sublessor for the return of said security and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new Sublessor, provided the new Sublessor shall assume the obligations of the Sublessor hereunder.

Signage.

Subject to the provisions of the Underlying Lease, Sublessor agrees to request that Underlying Landlord add Sublessee's name on the entrance doors and floor lobby, as well as on the Building lobby directory, if necessary, or provide Sublessee with a reasonable number of Sublessor's existing directory lines.

Inability to Perform, Delays.

Sublessor shall deliver possession of the Sublet Premises to Sublessee within three (3) days after receipt of Underlying Landlord's consent to this Sublease. If Sublessee shall be delayed in obtaining possession of the Sublet Premises because of delays in obtaining consent or for any other reason beyond the reasonable control of Sublessor, Sublessor shall not be subject to any liability, the effectiveness of this Sublease shall not be affected, and the term hereof shall not be extended. The provisions hereof are intended to constitute "an express provision to the contrary" within the meaning of Section 223-a of the New York Real Property Law.

Destruction by Fire or Other Casualty. Condemnation.

If the Sublet Premises or the Building shall be partially or totally damaged or destroyed by fire or other casualty, Sublessee shall have no right to terminate this Sublease and this Sublease shall not be terminated by reason of such casualty unless the Underlying Lease is terminated by Sublessor or Underlying Landlord pursuant to the provisions of the Underlying Lease.

If the Sublet Premises are partially or totally damaged by fire or other casualty as a consequence of which Sublessor shall receive an abatement of rent or Additional Rent relating to the Sublet Premises, then in such event, there shall be a corresponding proportionate abatement of the Fixed Rent payable hereunder.

Sublessee shall give Sublessor and Underlying Landlord notice of any fire, casualty or accident in or about the Sublet Premises promptly after Sublessee becomes aware of such event.

If the Underlying Lease is terminated pursuant to the provisions thereof as the result of a taking of all or any portion of the Building by condemnation (or deed in lieu thereof), this Sublease shall likewise terminate. In such event, Sublessee shall have no claim to any portion of the award with respect to any such taking, except to file a claim for the value of its fixtures or for moving expenses; provided, however, that Sublessor's award is not thereby reduced or otherwise adversely affected.

Sublessee waives the provisions of Section 227 of the New York Real Property Law, which is superseded by the provisions of this paragraph.

Bankruptcy.

In the event Sublessee becomes the subject of proceedings involving bankruptcy, insolvency or reorganization of Sublessee, or if Sublessee makes an assignment for the benefit of creditors, or petitions for, or enters into an arrangement with creditors, Sublessor shall have the same rights as to Sublessee as are afforded Underlying Landlord under the Underlying Lease under similar circumstances involving Sublessor.

No Waiver, etc.

No agreement to accept a surrender of this Sublease shall be valid unless in writing and signed by Sublessor and Sublessee. The failure of Sublessor or Sublessee to enforce any terms, covenants, conditions, provisions or agreements of this Sublease shall not prevent the later enforcement thereof or a subsequent act which would have constituted a violation from having all the force and effect of an original violation. The receipt by Sublessor or payment by Sublessee of Fixed Rent or other rent or charges with knowledge of the breach of any covenant of this Sublease shall not be deemed a waiver of such breach. The parties hereto, to the fullest extent permitted by law, waive trial by jury in any action or proceeding relating hereto and consent to the jurisdiction of the applicable court system of the jurisdiction in which the Sublet Premises is situated. Sublessee hereby waives any right to interpose any counterclaim in any action brought by Sublessor in connection herewith. The foregoing shall not be deemed a waiver by Sublessee of the right to interpose any counterclaim to the extent that the failure to interpose same would prohibit Sublessee from bringing the claim, which is the basis thereof, in a separate action.

Limitations on Sublessee's Remedies.

With respect to any provision of this Sublease which specifically requires that Sublessor shall not unreasonably withhold or unreasonably delay its consent or approval, Sublessee in no event shall be entitled to make, nor shall Sublessee make, any claim, and Sublessee hereby waives any claim, for any sum of money whatsoever as damages, costs, expenses, attorneys' fees or disbursements, whether affirmatively or by way of setoff, counterclaim or defense, based upon any claim or assertion by Sublessee that Sublessor has unreasonably withheld or unreasonably delayed such consent or approval. Except as specifically set forth and permitted in Section 13(b) above, Sublessee's sole remedies for claimed unreasonable withholding or unreasonable delaying by Sublessor of its consent or approval shall be either (a) an action or proceeding brought and prosecuted solely at Sublessee's own cost and expense to enforce such provision, for specific performance, injunction or declaratory judgment; or (b) an arbitration proceeding governed by the provisions set forth in this Section 28. In any such arbitration proceeding pursuant to subsection (b) hereof, either party may submit the dispute for resolution by arbitration in the City of New York in accordance with the Commercial Arbitration Rules (Expedited Procedures) of the American Arbitration Association ("AAA"), except that the terms of this Article 28 shall supersede any conflicting or otherwise inconsistent rules. Provided the rules and regulations of the AAA so permit, (i) the AAA shall, within two (2) business days after such submission or application, select a single arbitrator having at least ten (10) years' experience in leasing and management of commercial properties similar to the Building, (ii) the arbitration shall commence two (2) business days thereafter and shall be limited to a total of seven (7) hours on the date of commencement until completion, with each party having no more than a total of two (2) hours to present its case and to cross-examine or interrogate persons supplying information or documentation on behalf of the other party, and (iii) the arbitrator shall make a determination within three (3) business days after the conclusion of the presentation of Sublessor's and Sublessee's cases, which determination shall be limited to a decision upon (A) whether Sublessor acted reasonably in withholding its consent or approval, or (B) the specific dispute presented to the arbitrator, as applicable (and the arbitrator shall not be permitted to modify any of the terms of this Sublease). The arbitrator's determination shall be final and binding upon the parties, whether or not a judgment shall be entered in any court. All actions necessary to implement such decision shall be undertaken as soon as possible, but in no event later than ten (10) business days after the rendering of such decision. The arbitrator's determination may be entered in any court having jurisdiction thereof. All fees payable to the AAA for services rendered in connection with the resolution of the dispute shall be paid by the unsuccessful party. The arbitrator shall not be entitled to award monetary damages.

Occupancy Tax.

In addition to paying Sublessee's Proportionate Share of all taxes due pursuant to Article 8 of the Underlying Lease, Sublessee shall pay directly to the City of New York, all occupancy and rent taxes which may be payable by Sublessee to the City of New York in respect of the rent reserved by this Sublease and will pay all other taxes, the payment of which shall be imposed directly upon any occupant of the Sublet Premises.

Rules and Regulations.

Sublessee agrees to comply with all rules and regulations that Underlying Landlord has made or may hereafter from time to time promulgate for the Building. Sublessor shall not be liable in any way for damage caused by the non-observance by any of the other tenants of such similar covenants in their leases or of such rules and regulations.

Entire Agreement. Miscellaneous.

This Sublease shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

The paragraph headings in this Sublease are inserted only as a matter of convenience for reference and are not to be given any effect in construing this Sublease.

If any of the provisions of this Sublease or the application thereof to any person or circumstance shall be, to any extent, held to be invalid or unenforceable, the remainder of this Sublease shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

All of the terms and provisions of this Sublease shall be binding upon and, except as prohibited by Paragraph 11 hereof, inure to the benefit of the parties hereto and their respective permitted successors and assigns.

All prior negotiations and agreements relating to this Sublease and the Sublet Premises are merged into this Sublease. This Sublease may not be amended, modified or terminated, in whole or in part, nor may any of the provisions be waived, except by a written instrument executed by the party against whom enforcement of such amendment, modification, termination or waiver is sought and unless the same is permitted under the provisions of the Underlying Lease.

Sublessor and Sublessee hereby represent and warrant to the other that each person executing this Sublease is a duly authorized representative of Sublessor or Sublessee, as the case may be, and has full authority to execute and deliver this Sublease.

This Sublease shall have no binding force and effect and shall not confer any rights or impose any obligations upon either party unless and until both parties have executed it and Sublessor shall have obtained Underlying Landlord's written consent to this Sublease pursuant to the provisions hereof and delivered to Sublessee an executed copy of such consent. Under no circumstances shall the submission of this Sublease in draft form by or to either party be deemed to constitute an offer for the subleasing of the Sublet Premises.

This Sublease may be executed in several counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

This Sublease and all the obligations of Sublessee to pay Fixed Rent and Additional Rent and perform all of its other covenants and agreements hereunder shall in no way be affected, impaired, delayed or excused because Sublessor or Underlying Landlord are unable to fulfill any of their respective obligations hereunder, either explicit or implicit, if Sublessor or Underlying Landlord is prevented or delayed from so doing by reason of strikes or labor trouble or by accident, adjustment of insurance or by any cause whatsoever reasonably beyond Sublessor's or Underlying Landlord's control.

Each and every right and remedy of either party under this Sublease shall be cumulative and in addition to every other right and remedy herein contained or now or hereafter existing at law or in equity, by statute or otherwise.

At any time and from time to time either party shall, within ten (10) days after written request by the other, execute, acknowledge and deliver to such party a written statement certifying (i) that this Sublease has not been modified and is in full force and effect or, if modified, that this Sublease is in full force and effect as modified, and specifying such modification(s); (ii) the dates to which the Fixed Rent and Additional Rent and other charges have been paid; (iii) (in the case of a request by Sublessor only) that, to the best of Sublessee's knowledge, no defaults exist under this Sublease or, if any do exist, the nature of such default(s); and (iv) as to such other matters as the either party may reasonably request.

Sublessor's Representations, Warranties and Covenants.

Sublessor represents and warrants that (i) it has delivered a true and correct copy of the Underlying Lease and all amendments thereto to Sublessee, and the Underlying Lease represents the entire agreement between Sublessor and Underlying Landlord with respect to the letting of the Sublet Premises, and there are no side agreements with respect thereto that affect the terms and conditions of this Sublease, (ii) to the best of Sublessor's knowledge, it has a valid and subsisting leasehold estate under the Underlying Lease, and (iii) it has neither given nor received any notice of default under the Underlying Lease, not heretofore cured or waived.

Sublessor represents, warrants and covenants that Sublessee shall have no duty to perform Sublessor's unperformed obligations under the Underlying Lease arising prior to the Commencement Date.

Sublessor covenants and agrees that it shall not (i) amend the terms, except for the Excluded Provisions, of the Underlying Lease with respect to the Sublet Premises during the Term of this Sublease without Sublessee's prior written consent, which consent shall be in Sublessee's sole discretion; (ii) voluntarily terminate or cause the termination of the Underlying Lease with respect to the Sublet Premises during the Term of this Sublease, unless Sublessee's rights under this Sublease are recognized in writing by Underlying Landlord in form reasonably acceptable to Sublessee; or (iii) exercise any of its options for a Renewal Term under Article 37 of the Underlying Lease.

Early Access to Sublet Premises.

Provided Sublessee has delivered to Sublessor evidence reasonably satisfactory to Sublessor that all insurance required to be carried by Sublessee hereunder is effective, Sublessee shall have the right to access to the Sublet Premises during normal business hours during the two (2) weeks prior to the Commencement Date at no extra cost to Sublessee, for the purpose of taking measurements, installing furniture, equipment and other supplies, and otherwise preparing the Sublet Premises for occupancy by Sublessee; provided however, that Sublessee shall not be entitled to make any alterations or other improvements to the Sublet Premises until Sublessee has obtained all necessary approvals or consents required hereunder. All applicable terms and provisions of the Underlying Lease and this Sublease shall apply to Sublessee during any period in which Sublessee accesses the Sublet Premises prior to the Commencement Date pursuant to this section.

Condenser Water.

Sublessee shall be entitled to use, in connection with its use and occupancy of the Sublet Premises, 12.5 tons of the condenser water provided by Underlying Landlord pursuant to Section 11.7 of the Underlying Lease. In addition, in the event Underlying Landlord agrees, pursuant to an amendment to the Underlying Lease or otherwise, to provide additional condenser water to the Sublet Premises, then Sublessee shall be entitled to use such additional condenser water provided to the Subleased Premises (which Sublessee anticipates to be in an amount equal to approximately 60 additional tons), provided however, that any costs associated with the Underlying Landlord's making additional condenser water available to the Sublet Premises, including the costs associated with amending the Underlying Lease and obtaining Underlying Landlord's consent thereto, shall be deemed Additional Rent under the Sublease. In the event Underlying Landlord and/or Sublessee determine it is in the best interest of the parties to amend the Underlying Lease and/or this Sublease to reflect the new terms relating to condenser water, then Sublessor shall reasonably cooperate with Underlying Landlord and/or Sublessee, at no expense to Underlying Landlord or Sublessee, to execute such amendments so long as the requested amendments do not increase Sublessor's liability or obligations under the Underlying Lease, or the liabilities or obligation of Sublessor or Goldentree Asset Management L.P. under the sublease between those parties.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Sublease as of the day and year first above written.

SUBLESSOR:	WILMER CUTLER PICKERING HALE AND DORR LLP

By: ____________________________________ Name: John M. Westcott, Jr. Title: Assistant Managing Partner

SUBLESSEE:	GREENHILL & CO., INC.

By: ____________________________________ Name: ______________________________ Title: ________________________________

Federal Identification No. ____________________